                                                                    EXHIBIT 99.1


Financial Contact:     James S. Gulmi  (615) 367-8325
Media Contact:         Claire S. McCall (615) 367-8283




             GENESCO REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS
          --COMPANY REPORTS DILUTED EPS BEFORE DISCONTINUED OPERATIONS
              OF $0.97 FOR FOURTH QUARTER, $1.93 FOR FISCAL YEAR--
                      --ANNOUNCES LEASE ACCOUNTING REVIEW--
                         --RAISES FISCAL 2006 GUIDANCE--


NASHVILLE, Tenn., March 3, 2005 - Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $25.5 million, or $0.97 per diluted share, for the fourth quarter ended January 29, 2005. Earnings before discontinued operations were $17.8 million, or $0.71 per diluted share, for the fourth quarter ended January 31, 2004. Net sales for the fourth quarter of fiscal 2005 increased 40% to $352.8 million compared to $252.7 million for the fourth quarter of fiscal 2004.

         For the fiscal year ended January 29, 2005, the Company reported earnings before discontinued operations of $48.6 million, or $1.93 per diluted share. Earnings before discontinued operations were $29.6 million, or $1.26 per diluted share, for the previous year. Earnings reflected favorable tax provision adjustments of $0.5 million, or $0.02 per diluted share, in the fourth quarter of fiscal 2005 and $1.0 million, or $0.04 per diluted share, for the full year. Net sales for fiscal 2005 increased 33% to $1.1 billion compared to $837.4 million for fiscal 2004. Reported results for the fourth quarter and fiscal year ended January 29, 2005, are preliminary, unaudited and subject to adjustment pending completion of the Company's review of its accounting for certain aspects of retail store leases, discussed below, and of year-end audit procedures.

         Genesco Chairman, President and Chief Executive Officer Hal N. Pennington, said, "Our better than expected fourth quarter performance was driven by ongoing improvements in all of our businesses, validating the strategic initiatives we put in place early last year. These results, our confidence in our direction as a company, and the positive tone of the business at the beginning


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

of the new fiscal year have raised our expectations for fiscal 2006.

         "Net sales at Journeys increased 8% to approximately $164 million in the fourth quarter, same store sales rose 4% and footwear unit comps increased 6%. Fashion athletic, skateboard, and eurocasual styles, all categories we consider to be particularly strong for Journeys, accounted for much of the quarter's gains, and we expect them to remain strong in the first half of fiscal 2006.

         "Same store sales at the Underground Station Group, which includes the Jarman stores, rose 3% during the quarter. We were particularly pleased with the Underground Station stores which posted a 5% gain in same store sales, primarily driven by continued increases in average selling prices. Throughout the year we implemented a number of product, merchandising and operational changes to improve this business and it is encouraging to see improved results.

         "Hat World registered another strong quarter, with total sales up 17% and same store sales up 6%, due to increased demand for core sports product, as well as ongoing strength in the fashion and branded cap businesses. Given the flexible retail opportunities that exist for Hat World, not only in malls, but in airports, outlets, kiosks and street locations, we continue to be confident about Hat World's significant growth potential. We plan to open 90 new Hat World and Lids locations in fiscal 2006 and we believe we can ultimately grow this business from the 552 locations at year-end to more than 900 U.S. locations.

         "We were also very pleased with Johnston & Murphy's fourth quarter results. Net sales increased to $44 million, same store sales rose 3% and operating margin increased 420 basis points to 8%. Our focus has been on profitable sales and margin improvement. We now look to further enhance the Johnston & Murphy brand name and to grow sales by increasing our investment in marketing and advertising beginning in the first quarter.

         "Dockers Footwear's sales rose 10% during the quarter to approximately $13.5 million, with an operating margin of 6.5%. For the full year, operating margin was 9.6%. While we still have work to do, we are pleased with the direction of the Dockers Footwear business."

                       CONVERTIBLE SUBORDINATED DEBENTURES

            The Company noted that the earnings per share for the fourth quarter and fiscal 2005 as well as the prior-year periods, reflect the previously-announced effect of accounting changes


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

requiring that the shares underlying its 4 1/8% Convertible Subordinated Debentures due 2023 be included in diluted shares outstanding. The Company also noted that the Debentures became convertible on January 31, 2005. The convertibility of the Debentures was contingent on the shares of the Company's common stock closing at or above $26.54 for 10 of the last 30 trading days in the immediately preceding fiscal quarter. The contingency was satisfied in January. The Debentures are convertible at the rate of 45.2080 shares of common stock for each $1,000 in principal amount of Debentures.

                           REVIEW OF LEASE ACCOUNTING

         The staff of the Securities and Exchange Commission has recently announced interpretations of certain issues involving the accounting treatment of retail store leases which differ in some respects from the Company's historical accounting treatment. The Company believes that these interpretations affect the Company's classification of certain items on the balance sheets and statements of cash flows related to accounting for construction allowances received from landlords for the relevant periods. These interpretations may also affect the Company's analysis of impairments of fixed assets and the amortization of leasehold improvements in a limited number of stores and result in a slight lengthening of the period over which rent expense is amortized under all leases. The Company does not believe that any of the changes will affect net cash flow for any period. The Company is currently assessing the quantitative effect of changes to its accounting treatment required by the interpretations. If such changes are material to the financial statements for any of fiscal years 2002 through 2004 or for any quarter in fiscal 2005, restatement of such periods will be required. If the changes are immaterial for all such periods and in the aggregate, they will be corrected in the fourth quarter ended January 29, 2005. A fourth quarter correction or restatement would result in changes to the preliminary results reported in this release.

                              FISCAL 2006 OUTLOOK

         Genesco also stated that it is revising upward its fiscal 2006 guidance. The Company now expects sales in the range of approximately $1.26 billion to $1.28 billion and diluted earnings per share in the range of $2.14 to $2.18 for the year.

         Pennington concluded, "Fiscal 2005 was an outstanding year for Genesco on many different


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

levels. Strategically, we see the acquisition of Hat World as having given us another powerful growth vehicle with significant expansion opportunities. Operationally, we effectively responded to market conditions and implemented a series of changes that we believe helped to enhance our platform and better position us for the future. Financially, we consistently outperformed expectations in every quarter throughout the year. We are encouraged about what lies ahead and remain committed to further capitalizing on our leadership position in the marketplace."

            FACTORS POTENTIALLY AFFECTING FORWARD-LOOKING STATEMENTS

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Because the results discussed in this release are preliminary, unaudited and subject to adjustment, they also represent the Company's current expectations as to the data that will be reported in the Company's audited financial statements (without giving effect to the impact of any changes regarding the Company's lease accounting), and also constitute forward-looking statements. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences, including adjustments due to certain events occurring between the date of this release and the filing of the Company's annual report on Form 10-K, the impact of lease changes, and adjustments or corrections to reported data occurring in the course of the completion of the audit of the Company's fiscal 2005 financial statements. Moreover, factors including weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors (including pricing and promotional discounts), the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company, could also cause differences from current expectations. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

                                CONFERENCE CALL

         The Company's live conference call on March 3, 2005, at 7:30 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

         Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,600 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com , www.journeyskidz.com , www.undergroundstation.com , www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                  GENESCO INC.

    CONSOLIDATED EARNINGS SUMMARY

===================================================================================================================================
                                                                              Fourth Quarter                   Fiscal Year Ended
                                                               -----------------------------   ------------------------------------
    In Thousands                                                       2005             2004             2005               2004
-----------------------------------------------------------------------------------------------------------------------------------
    Net sales                                                     $ 352,818        $ 252,672      $ 1,112,681          $ 837,379
    Cost of sales                                                   177,669          134,603          561,597            448,601
    Selling and administrative expenses                             130,939           89,324          461,535            332,674
    Restructuring and other, net                                        570            1,040            1,197                901
-----------------------------------------------------------------------------------------------------------------------------------
    Earnings from operations before interest and other               43,640           27,705           88,352             55,203
    Loss on early retirement of debt                                     --               --               --              2,581
    Interest expense, net                                             3,046            1,598           10,962              7,289
-----------------------------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE INCOME TAXES FROM
        CONTINUING OPERATIONS                                        40,594           26,107           77,390             45,333
    Income tax expense                                               15,110            8,347           28,778             15,715
-----------------------------------------------------------------------------------------------------------------------------------
    Earnings from continuing operations                              25,484           17,760           48,612             29,618

    Provision for discontinued operations, net                          250             (888)            (211)              (888)
-----------------------------------------------------------------------------------------------------------------------------------
    NET  EARNINGS                                                 $  25,734        $  16,872      $    48,401          $  28,730
===================================================================================================================================


    EARNINGS PER SHARE INFORMATION

===================================================================================================================================
                                                                              Fourth Quarter                    Fiscal Year Ended
                                                               ------------------------------  ----------------------------------
    In Thousands (except per share amounts)                            2005             2004             2005               2004
-----------------------------------------------------------------------------------------------------------------------------------
    Preferred dividend requirements                               $      73        $      73      $       292          $     294

    Average common shares - Basic EPS                                22,326           21,721           22,008             21,742

    Basic earnings per share:
        Before discontinued operations                                $1.14            $0.81            $2.20              $1.35
        Net earnings                                                  $1.15            $0.77            $2.19              $1.31

    Average common and common
        equivalent shares - Diluted EPS                              26,833           25,997           26,377             24,399

    Diluted earnings per share:
        Before discontinued operations                                $0.97            $0.71            $1.93              $1.26
        Net earnings                                                  $0.98            $0.67            $1.92              $1.23
===================================================================================================================================

                                  GENESCO INC.

    CONSOLIDATED EARNINGS SUMMARY

===================================================================================================================================
                                                                              Fourth Quarter                   Fiscal Year Ended
                                                             -------------------------------  ----------------------------------
    In Thousands                                                       2005             2004             2005               2004
-----------------------------------------------------------------------------------------------------------------------------------
    Sales:
        Journeys                                                  $ 163,931        $ 151,128       $  521,942          $ 468,919
        Underground Station Group                                    50,175           47,521          148,039            147,812
        Hat World                                                    80,752               --          216,270                 --
        Johnston & Murphy                                            44,389           41,727          162,599            160,095
        Dockers                                                      13,471           12,241           63,508             60,274
        Corporate and Other                                             100               55              323                279
-----------------------------------------------------------------------------------------------------------------------------------
        NET SALES                                                 $ 352,818        $ 252,672       $1,112,681          $ 837,379
===================================================================================================================================
    Pretax Earnings (Loss):
        Journeys                                                  $  26,993        $  26,065       $   60,290          $  54,823
        Underground Station Group                                     6,103            4,975            7,010              8,156
        Hat World                                                    13,955               --           30,722                 --
        Johnston & Murphy                                             3,530            1,589            9,022              4,018
        Dockers                                                         880              943            6,075              4,548
        Corporate and Other*                                         (7,821)          (5,867)         (24,767)           (16,342)
-----------------------------------------------------------------------------------------------------------------------------------
       Operating income                                              43,640           27,705           88,352             55,203
       Loss on early retirement of debt                                  --               --               --              2,581
       Interest, net                                                  3,046            1,598           10,962              7,289
-----------------------------------------------------------------------------------------------------------------------------------

    TOTAL PRETAX EARNINGS                                            40,594           26,107           77,390             45,333

    Income tax expense                                               15,110            8,347           28,778             15,715
-----------------------------------------------------------------------------------------------------------------------------------
    Earnings from continuing operations                              25,484           17,760           48,612             29,618

    Provision for discontinued operations                               250             (888)            (211)              (888)
-----------------------------------------------------------------------------------------------------------------------------------
    NET EARNINGS                                                  $  25,734        $  16,872       $   48,401          $  28,730
===================================================================================================================================

* Includes $0.6 million and $1.2 million of other charges for asset impairment and lease terminations in the fourth quarter and year of Fiscal 2005 offset by a $0.6 million pension curtailment gain in Fiscal 2005. Includes impairment of $2.8 million and litigation of $0.1 million offset by $1.8 million excess restructuring provision in the fourth quarter and year of Fiscal 2004.

                                  GENESCO INC.


    CONSOLIDATED BALANCE SHEET

================================================================================================================
                                                                               JANUARY 29,        January 31,
    In Thousands                                                                      2005               2004
----------------------------------------------------------------------------------------------------------------
    ASSETS
    Cash and cash equivalents                                                    $  60,068          $  81,549
    Accounts receivable                                                             17,906             12,515
    Inventories                                                                    207,197            167,234
    Other current assets                                                            25,934             22,468
----------------------------------------------------------------------------------------------------------------
    Total current assets                                                           311,105            283,766
----------------------------------------------------------------------------------------------------------------
    Property and equipment                                                         152,591            121,667
    Other non-current assets                                                       160,652             24,754
----------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                 $ 624,348          $ 430,187
================================================================================================================
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Accounts payable                                                             $  65,599          $  47,921
    Current portion - long-term debt                                                    --                 --
    Other current liabilities                                                       75,977             44,521
----------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                      141,576             92,442
----------------------------------------------------------------------------------------------------------------
    Long-term debt                                                                 161,250             86,250
    Other long-term liabilities                                                     45,952             35,897
    Shareholders' equity                                                           275,570            215,598
----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $ 624,348          $ 430,187
================================================================================================================

                                  GENESCO INC.


  RETAIL UNITS OPERATED - TWELVE MONTHS ENDED JANUARY 29, 2005

===================================================================================================================================
                                           BALANCE       ACQUISI-                                                          BALANCE
                                          01/31/04          TIONS            OPEN      CONVERSIONS           CLOSE        01/29/05
-----------------------------------------------------------------------------------------------------------------------------------
  Journeys Group                               665                             37                0               7             695
      Journeys                                 625                             35                0               6             654
      Journeys Kidz                             40                              2                0               1              41
  Underground Station Group                    233                             21                0              25             229
      Underground Station                      137                             21               12               5             165
      Jarman Retail                             96                              0              (12)             20              64
  Hat World                                      0            503              55                0               6             552
  Johnston & Murphy                            148                              7                0              13             142
      Shops                                    115                              3                0              11             107
      Factory Outlets                           33                              4                0               2              35
-----------------------------------------------------------------------------------------------------------------------------------
  Total Retail Units                         1,046            503             120                0              51           1,618
===================================================================================================================================


  RETAIL UNITS OPERATED - THREE MONTHS ENDED JANUARY 29, 2005

=====================================================================================================================
                                           BALANCE                                                           BALANCE
                                          10/30/04           OPEN       CONVERSIONS            CLOSE        01/29/05
---------------------------------------------------------------------------------------------------------------------
  Journeys Group                               687             11                 0                3             695
      Journeys                                 646             10                 0                2             654
      Journeys Kidz                             41              1                 0                1              41
  Underground Station Group                    231              6                 0                8             229
      Underground Station                      158              6                 3                2             165
      Jarman Retail                             73              0                (3)               6              64
  Hat World                                    543             12                 0                3             552
  Johnston & Murphy                            142              3                 0                3             142
      Shops                                    106              3                 0                2             107
      Factory Outlets                           36              0                 0                1              35
---------------------------------------------------------------------------------------------------------------------
  Total Retail Units                         1,603             32                 0               17           1,618
=====================================================================================================================


  CONSTANT STORE SALES

=====================================================================================================================
                                                                Three Months Ended               Twelve Months Ended
                                                    -------------------------------   -------------------------------
                                                      JANUARY 29,       January 31,      JANUARY 29,     January 31,
                                                             2005              2004             2005            2004
---------------------------------------------------------------------------------------------------------------------
  Journeys                                                     4%                0%               5%             -1%
  Underground Station/Jarman Group                             3%               -8%              -3%             -6%
      Underground Station                                      5%               -7%              -2%             -1%
      Jarman Retail                                           -2%               -9%              -6%            -11%
  Johnston & Murphy                                            3%               -1%               3%             -1%
      Shops                                                    3%               -3%               2%             -3%
      Factory Outlets                                          4%                9%               4%              4%
---------------------------------------------------------------------------------------------------------------------
  Total Constant Store Sales                                   4%               -2%               3%             -2%
=====================================================================================================================


=====================================================================================================================
  Hat World                                                    6%                --
       April 1, 2004 - January 29, 2005                                                          11%              --
=====================================================================================================================